Exhibit 23.13

Consent of Kenneth Major

I consent to the inclusion and/or incorporation by reference in this Registration Statement on Form F-3 of AuRico Gold Inc., which is being filed with the United States Securities and Exchange Commission, of references to my name in and information derived from the following reports and documents:

Sections 12 (all), in Section 16 (16.1, 16.2, 16.3, 16.6, 16.7), in Section 20 (20.4.2 and 20.4.10), in Section 21 (21.5) and in Section 22 (22.2.3) of the NI 43-101 Technical Report for the Kemess Underground Project, British Columbia, Canada

Dated this 10th day of June, 2013.

/s/ Kenneth Major
By:	Kenneth Major, P. Eng.
Title:	President
Company:	KWM Consulting Inc.